Exhibit 99.1

GOLDFIELD ANNOUNCES FIRST QUARTER 2015 RESULTS
MELBOURNE, Florida, May 15, 2015 - The Goldfield Corporation (NYSE MKT: GV) today announced its results for the three months ended March 31, 2015. The Goldfield Corporation headquartered in Florida, through its subsidiaries, Power Corporation of America, Southeast Power Corporation and C and C Power Line, Inc., is a leading provider of construction services to electric utilities, with operations primarily in the southeastern and mid-Atlantic regions of the United States including Texas.
Revenue for the three months ended March 31, 2015, increased 39.3% to $30.5 million from $21.9 million in the comparable prior year period. This increase was attributable to additional revenue from growth in our electrical construction under master service agreements (“MSAs”).
For the three months ended March 31, 2015, the loss before income taxes was $1.6 million compared to income before income taxes of $533,000 in the same period in 2014. This decrease largely resulted from losses aggregating $3.9 million recognized in the first quarter on four projects for two utilities in Texas. The largest loss was mainly attributable to adverse weather conditions and to a four week delay caused by a safety incident on one project. Adverse weather conditions on two other projects also caused losses from completion delays. Extraordinary rain levels in the area of Texas where our projects are located (as much as twice normal precipitation), in some cases accompanied by flooding, seriously delayed our work and made it more difficult and time consuming to complete.
The first quarter losses on our Texas projects were in large part offset by improved operating results elsewhere. For the quarter ended March 31, 2015, the operating profit from our other electrical construction operations grew 43.4% to $1.3 million, from the same period last year.
As a result of the foregoing, the net loss for the three months ended March 31, 2015, was $(846,000), or $(0.03) loss per share, compared to net income of $335,000, or $0.01 per share in the comparable prior year period.
Backlog
Total backlog as of March 31, 2015 more than tripled to $249.6 million compared to $73.1 million as of March 31, 2014. The $249.6 million represents total revenue estimated over the life of the MSAs, as well as estimated revenue from fixed-price contracts, of which about $76.8 million (30.8%) are estimated to be realized within twelve months.
As of March 31, 2015, compared to December 31, 2014, our total backlog declined $25.4 million (9.2%) and our 12-month backlog declined $8.5 million (10.0%). These declines resulted primarily from completion of some MSA work, not replaced by new work and the reduction in estimated work under certain MSAs. Growth in non MSA firm contracts partially offset the decrease in MSAs.

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Our backlog represents the uncompleted portion of services to be performed under existing project-specific fixed-price and maintenance contracts and the estimated value of future services that we expect to provide under our existing MSAs. The existing MSAs have initial terms ranging from one year to four years, and some provide for additional renewals at the option of the customer. Our total MSA calculation assumes exercise of the renewal options. Revenue from the assumed exercise of renewal options represents $114.0 million (54.4%) of our total estimated MSA backlog as of March 31, 2015.
The estimated amount of backlog for work under the MSAs is calculated by using recurring historical trends in current MSAs and projected customer needs based upon ongoing communications with the customer. The size and amount of projects we may be awarded under MSAs cannot be determined with certainty and actual future revenue from such contracts may vary substantially from our current estimates.
John H. Sottile, President and Chief Executive Officer of Goldfield said, “With our positive revenue growth and significant backlog, the platform for our electrical construction operations remains strong, notwithstanding the problems encountered on our Texas projects, in large part caused by extraordinary weather conditions.” “We have made operational and management changes to our Texas operations designed to improve operating efficiencies. The challenges in Texas are not systemic. Our operations outside of Texas have shown strongly improved results,” Mr. Sottile added.
About Goldfield
Goldfield is a leading provider of electrical construction and maintenance services in the energy infrastructure industry, primarily in the southeastern and mid-Atlantic regions of the United States including Texas. The company specializes in installing and maintaining electrical transmission lines for a wide range of electric utilities.
For additional information on our first quarter 2015 results, please refer to our Quarterly Report on Form 10-Q being filed with the Securities and Exchange Commission and visit the Company’s website at http://www.goldfieldcorp.com.
This press release includes forward-looking statements within the meaning of the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995 throughout this document. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” and “continue” or similar words. We have based these statements on our current expectations about future events. Although we believe that our expectations reflected in or suggested by our forward-looking statements are reasonable, we cannot assure you that these expectations will be achieved. Our actual results may differ materially from what we currently expect. Factors that may affect the results of our operations include, among others: the level of construction activities by public utilities; the concentration of revenue from a limited number of utility customers; the loss of one or more significant customers; the timing and duration of construction projects for which we are engaged; our ability to estimate accurately with respect to fixed price construction contracts; and

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heightened competition in the electrical construction field, including intensification of price competition. Other factors that may affect the results of our operations include, among others: adverse weather; natural disasters; effects of climate changes; changes in generally accepted accounting principles; ability to obtain necessary permits from regulatory agencies; our ability to maintain or increase historical revenue and profit margins; general economic conditions, both nationally and in our region; adverse legislation or regulations; availability of skilled construction labor and materials and material increases in labor and material costs; and our ability to obtain additional and/or renew financing. Other important factors which could cause our actual results to differ materially from the forward-looking statements in this press release are detailed in the Company's Risk Factors and Management's Discussion and Analysis of Financial Condition and Results of Operation sections of our Annual Report on Form 10-K and Goldfield's other filings with the Securities and Exchange Commission, which are available on Goldfield's website: http://www.goldfieldcorp.com. We may not update these forward-looking statements, even in the event that our situation changes in the future, except as required by law.

For further information, please contact:
The Goldfield Corporation
Phone:    (321) 724-1700
Email:     investorrelations@goldfieldcorp.com

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The Goldfield Corporation and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Three months ended March 31,
	2015	2014
Revenue
Electrical construction	$30,400,162	$21,519,115
Other	146,645	412,130
Total revenue	30,546,807	21,931,245
Costs and expenses
Electrical construction	29,233,723	18,328,257
Other	127,734	308,304
Selling, general and administrative	1,001,710	1,114,227
Depreciation and amortization	1,613,845	1,498,904
Loss (gain) on sale of property and equipment	5,627	(8,004)
Total costs and expenses	31,982,639	21,241,688
Total operating (loss) income	(1,435,832)	689,557
Other income (expense), net
Interest income	5,865	7,693
Interest expense	(170,053)	(177,813)
Other income, net	15,376	13,984
Total other expense, net	(148,812)	(156,136)
(Loss) income before income taxes	(1,584,644)	533,421
Income tax provision	(738,309)	198,140
Net (loss) income	$(846,335)	$335,281

Net (loss) income per share of common stock — basic and diluted	$(0.03)	$0.01
Weighted average shares outstanding — basic and diluted	25,451,354	25,451,354

The Goldfield Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	March 31, 2015	December 31, 2014
ASSETS
Current assets
Cash and cash equivalents	$5,648,264	$9,822,179
Accounts receivable and accrued billings, net	18,554,812	17,840,680
Costs and estimated earnings in excess of billings on uncompleted contracts	7,623,993	6,537,280
Deferred income taxes	2,183,067	2,274,896
Income taxes receivable	1,570,878	763,821
Residential properties under construction	385,790	—
Prepaid expenses	946,858	613,765
Other current assets	607,001	315,962
Total current assets	37,520,663	38,168,583

Property, buildings and equipment, at cost, net	37,157,555	37,002,843
Deferred charges and other assets	4,337,186	4,798,510
Total assets	$79,015,404	$79,969,936

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$9,950,947	$9,674,961
Contract loss accruals	2,342,372	2,547,816
Current portion of notes payable	3,772,370	3,685,859
Accrued remediation costs	1,016,386	1,048,380
Other current liabilities	757,286	1,537,971
Total current liabilities	17,839,361	18,494,987

Deferred income taxes	7,958,252	7,988,539
Other accrued liabilities	63,825	55,766
Notes payable, less current portion	23,227,630	22,657,973
Accrued remediation costs, less current portion	15,000	15,000
Total liabilities	49,104,068	49,212,265
Commitments and contingencies
Stockholders' equity
Common stock	2,781,377	2,781,377
Capital surplus	18,481,683	18,481,683
Retained earnings	9,956,463	10,802,798
Common stock in treasury, at cost	(1,308,187)	(1,308,187)
Total stockholders' equity	29,911,336	30,757,671
Total liabilities and stockholders' equity	$79,015,404	$79,969,936